Exhibit 99.1

First Quarter 2024 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2024 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $11.58

“Our first quarter results reflect the strength of our world-class and interconnected franchises and the earnings power of Goldman Sachs. We continue to execute on our strategy, focusing on our core strengths to serve our clients and deliver for our shareholders.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
1Q24 $14.21 billion	1Q24 $4.13 billion	1Q24 $11.58

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
1Q24 14.8%	1Q24 15.9%	1Q24 $321.10

NEW YORK, April 15, 2024 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $14.21 billion and net earnings of $4.13 billion for the first quarter ended March 31, 2024.

Diluted earnings per common share (EPS) was $11.58 for the first quarter of 2024 compared with $8.79 for the first quarter of 2023 and $5.48 for the fourth quarter of 2023.

Annualized return on average common shareholders’ equity (ROE)1 was 14.8% and annualized return on average tangible common shareholders’ equity (ROTE)1 was 15.9% for the first quarter of 2024.

Goldman Sachs Reports

First Quarter 2024 Earnings Results

Highlights

◾

During the quarter, the firm supported clients and continued to execute on strategic priorities, which contributed to strong quarterly net revenues of $14.21 billion, net earnings of $4.13 billion and diluted EPS of $11.58.

◾

Global Banking & Markets generated quarterly net revenues of $9.73 billion, driven by strong performances in Investment banking fees, Fixed Income, Currency and Commodities (including record quarterly net revenues in financing) and Equities (including the second highest quarterly net revenues in financing).

◾	The firm ranked #1 in worldwide announced and completed mergers and acquisitions for the year-to-date.[2]

◾	Asset & Wealth Management generated quarterly net revenues of $3.79 billion, including record quarterly Management and other fees.

◾	Assets under supervision[3] increased $36 billion during the quarter to a record $2.85 trillion.

◾	Book value per common share increased by 2.4% during the quarter to $321.10.

Net Revenues

Net revenues were $14.21 billion for the first quarter of 2024, 16% higher than the first quarter of 2023 and 26% higher than the fourth quarter of 2023. The increase compared with the first quarter of 2023 reflected higher net revenues across all segments.

Net Revenues
$14.21 billion

Goldman Sachs Reports

First Quarter 2024 Earnings Results

Global Banking & Markets

Net revenues in Global Banking & Markets were $9.73 billion for the first quarter of 2024, 15% higher than the first quarter of 2023 and 53% higher than the fourth quarter of 2023.

Investment banking fees were $2.08 billion, 32% higher than the first quarter of 2023, reflecting significantly higher net revenues in Debt underwriting, primarily driven by leveraged finance activity, in Advisory, reflecting an increase in completed mergers and acquisitions transactions, and in Equity underwriting, primarily from initial public and secondary offerings. The firm’s Investment banking fees backlog[3] decreased compared with the end of 2023.

Net revenues in Fixed Income, Currency and Commodities (FICC) were $4.32 billion, 10% higher than the first quarter of 2023, primarily reflecting significantly higher net revenues in FICC financing, driven by mortgages and structured lending. The increase also reflected higher net revenues in FICC intermediation due to significantly higher net revenues in mortgages and higher net revenues in currencies and credit products, partially offset by lower net revenues in commodities and slightly lower net revenues in interest rate products.

Net revenues in Equities were $3.31 billion, 10% higher than the first quarter of 2023, due to higher net revenues in Equities intermediation, reflecting significantly higher net revenues in derivatives, and slightly higher net revenues in Equities financing.

Net revenues in Other were $12 million compared with $(81) million for the first quarter of 2023, with the increase primarily due to lower net losses on hedges.

Global Banking & Markets
$9.73 billion
Advisory	$ 1.01 billion
Equity underwriting	$ 370 million
Debt underwriting	$ 699 million
Investment banking fees	$ 2.08 billion
FICC intermediation	$ 3.47 billion
FICC financing	$ 852 million
FICC	$ 4.32 billion
Equities intermediation	$ 1.99 billion
Equities financing	$ 1.32 billion
Equities	$ 3.31 billion
Other	$ 12 million

Asset & Wealth Management

Net revenues in Asset & Wealth Management were $3.79 billion for the first quarter of 2024, 18% higher than the first quarter of 2023 and 14% lower than the fourth quarter of 2023. The increase compared with the first quarter of 2023 primarily reflected significantly higher net revenues in both Private banking and lending (the first quarter of 2023 included net revenues of approximately $(470) million related to a partial sale of the Marcus loans portfolio and the transfer of the remainder of the portfolio to held for sale) and Equity investments and higher Management and other fees.

The increase in Private banking and lending net revenues reflected the impact of the sale of the Marcus loans portfolio in 2023 (including the significant mark-down of the portfolio in the first quarter of 2023), partially offset by the impact of lower deposit spreads. The increase in Equity investments net revenues reflected significantly higher net gains from investments in private equities, partially offset by mark-to-market net losses from investments in public equities compared with net gains in the prior year period. The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. Debt investments net revenues were lower, reflecting lower net interest income due to a reduction in the debt investments balance sheet.

Asset & Wealth Management
$3.79 billion
Management and other fees	$2.45 billion
Incentive fees	$ 88 million
Private banking and lending	$682 million
Equity investments	$222 million
Debt investments	$345 million

Goldman Sachs Reports

First Quarter 2024 Earnings Results

Platform Solutions

Net revenues in Platform Solutions were $698 million for the first quarter of 2024, 24% higher than the first quarter of 2023 and 21% higher than the fourth quarter of 2023. The increase compared with the first quarter of 2023 reflected significantly higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues primarily reflected higher average credit card balances and higher average deposit balances. Transaction banking and other net revenues were slightly higher, reflecting higher deposit spreads.

Platform Solutions
$698 million
Consumer platforms	$ 618 million
Transaction banking and other	$80 million

Provision for Credit Losses

Provision for credit losses was $318 million for the first quarter of 2024, compared with a net benefit of $171 million for the first quarter of 2023 and net provisions of $577 million for the fourth quarter of 2023. Provisions for the first quarter of 2024 reflected net provisions related to both the credit card portfolio (driven by net charge-offs) and wholesale loans (driven by impairments). The net benefit for the first quarter of 2023 reflected a reserve reduction of approximately $440 million related to a partial sale of the Marcus loans portfolio and the transfer of the remainder of the portfolio to held for sale, partially offset by net provisions related to the credit card and point-of-sale loan portfolios (driven by net charge-offs and growth) and a provision related to a term deposit with First Republic Bank.

Provision for Credit Losses
$318 million

Operating Expenses

Operating expenses were $8.66 billion for the first quarter of 2024, 3% higher than the first quarter of 2023 and 2% higher than the fourth quarter of 2023. The firm’s efficiency ratio[3] was 60.9% for the first quarter of 2024, compared with 68.7% for the first quarter of 2023.

The increase in operating expenses compared with the first quarter of 2023 primarily reflected higher compensation and benefits expenses (reflecting improved operating performance), higher transaction based expenses and an incremental expense for the FDIC special assessment fee (in other expenses), partially offset by significantly lower impairments related to consolidated real estate investments (in depreciation and amortization).

Net provisions for litigation and regulatory proceedings were $23 million for the first quarter of 2024 compared with $72 million for the first quarter of 2023.

Headcount decreased 2% compared with the end of 2023, primarily reflecting the impact of the sale of GreenSky Holdings, LLC.

Operating Expenses
$8.66 billion

Efficiency Ratio
60.9%

Goldman Sachs Reports

First Quarter 2024 Earnings Results

Provision for Taxes

The effective income tax rate for the first quarter of 2024 was 21.1%, up from the full year rate of 20.7% for 2023, primarily due to a decrease in permanent tax benefits, partially offset by changes in the geographic mix of earnings.

Effective Tax Rate
21.1%

Other Matters

◾ On April 11, 2024, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.75 per common share to be paid on June 27, 2024 to common shareholders of record on May 30, 2024.

◾ During the quarter, the firm returned $2.43 billion of capital to common shareholders, including $1.50 billion of common share repurchases (3.9 million shares at an average cost of $384.55) and $929 million of common stock dividends.[3]

◾ Global core liquid assets[3] averaged $423 billion for the first quarter of 2024, compared with an average of $414 billion for the fourth quarter of 2023.

Declared Quarterly Dividend Per Common Share
$2.75

Common Share Repurchases
3.9 million shares for $1.50 billion

Average GCLA
$423 billion

Goldman Sachs Reports

First Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including those in Ukraine and the Middle East, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-800-289-0459 (in the U.S.) or 1-323-794-2095 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

First Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

 $ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2024	DECEMBER 31, 2023	MARCH 31, 2023	DECEMBER 31, 2023	MARCH 31, 2023
GLOBAL BANKING & MARKETS
Advisory	$ 1,011	$ 1,005	$ 818	1%	24%
Equity underwriting	370	252	255	47	45
Debt underwriting	699	395	506	77	38
Investment banking fees	2,080	1,652	1,579	26	32

FICC intermediation	3,471	1,295	3,280	168	6
FICC financing	852	739	651	15	31
FICC	4,323	2,034	3,931	113	10

Equities intermediation	1,989	1,502	1,741	32	14
Equities financing	1,322	1,105	1,274	20	4
Equities	3,311	2,607	3,015	27	10

Other	12	61	(81)	(80)	N.M.
Net revenues	9,726	6,354	8,444	53	15

ASSET & WEALTH MANAGEMENT
Management and other fees	2,452	2,445	2,282	–	7
Incentive fees	88	59	53	49	66
Private banking and lending	682	661	354	3	93
Equity investments	222	838	119	(74)	87
Debt investments	345	384	408	(10)	(15)
Net revenues	3,789	4,387	3,216	(14)	18

PLATFORM SOLUTIONS
Consumer platforms	618	504	490	23	26
Transaction banking and other	80	73	74	10	8
Net revenues	698	577	564	21	24

Total net revenues	$ 14,213	$ 11,318	$ 12,224	26	16
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2024	DECEMBER 31, 2023	MARCH 31, 2023
Americas	$ 9,181	$ 7,770	$ 7,194
EMEA	3,470	2,481	3,584
Asia	1,562	1,067	1,446
Total net revenues	$ 14,213	$ 11,318	$ 12,224

Americas	65%	69%	59%
EMEA	24%	22%	29%
Asia	11%	9%	12%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2024	DECEMBER 31, 2023	MARCH 31, 2023	DECEMBER 31, 2023	MARCH 31, 2023
REVENUES
Investment banking	$ 2,085	$ 1,653	$ 1,578	26%	32%
Investment management	2,491	2,478	2,289	1	9
Commissions and fees	1,077	925	1,088	16	(1)
Market making	5,992	3,496	5,433	71	10
Other principal transactions	960	1,427	55	(33)	N.M.
Total non-interest revenues	12,605	9,979	10,443	26	21

Interest income	19,555	18,484	14,938	6	31
Interest expense	17,947	17,145	13,157	5	36
Net interest income	1,608	1,339	1,781	20	(10)

Total net revenues	14,213	11,318	12,224	26	16

Provision for credit losses	318	577	(171)	(45)	N.M.

OPERATING EXPENSES
Compensation and benefits	4,585	3,602	4,090	27	12
Transaction based	1,497	1,456	1,405	3	7
Market development	153	175	172	(13)	(11)
Communications and technology	470	503	466	(7)	1
Depreciation and amortization	627	780	970	(20)	(35)
Occupancy	247	268	265	(8)	(7)
Professional fees	384	471	383	(18)	–
Other expenses	695	1,232	651	(44)	7
Total operating expenses	8,658	8,487	8,402	2	3

Pre-tax earnings	5,237	2,254	3,993	132	31
Provision for taxes	1,105	246	759	349	46
Net earnings	4,132	2,008	3,234	106	28
Preferred stock dividends	201	141	147	43	37
Net earnings applicable to common shareholders	$ 3,931	$ 1,867	$ 3,087	111	27

EARNINGS PER COMMON SHARE
Basic[3]	$ 11.67	$ 5.52	$ 8.87	111%	32%
Diluted	$ 11.58	$ 5.48	$ 8.79	111	32
AVERAGE COMMON SHARES
Basic	335.6	335.7	346.6	–	(3)
Diluted	339.5	340.9	351.3	–	(3)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 107,343	$ 105,702	$ 106,806	2	1
Basic shares[3]	334.3	337.1	344.0	(1)	(3)
Book value per common share	$ 321.10	$ 313.56	$ 310.48	2	3

Headcount	44,400	45,300	45,400	(2)	(2)

Goldman Sachs Reports

First Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)3

$ in billions

	AS OF

	MARCH 31, 2024	DECEMBER 31, 2023
ASSETS

Cash and cash equivalents	$ 209	$ 242

Collateralized agreements	447	423

Customer and other receivables	160	132

Trading assets	508	478

Investments	155	147

Loans	184	183

Other assets	35	37

Total assets	$ 1,698	$ 1,642

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$ 441	$ 428

Collateralized financings	349	324

Customer and other payables	257	231

Trading liabilities	201	200

Unsecured short-term borrowings	78	76

Unsecured long-term borrowings	234	242

Other liabilities	20	24

Total liabilities	1,580	1,525

Shareholders’ equity	118	117

Total liabilities and shareholders’ equity	$ 1,698	$ 1,642
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3] $ in billions

	AS OF

	MARCH 31, 2024	DECEMBER 31, 2023

Common equity tier 1 capital	$ 101.7	$ 99.4

STANDARDIZED CAPITAL RULES

Risk-weighted assets	$ 693	$ 693

Common equity tier 1 capital ratio	14.7%	14.4%

ADVANCED CAPITAL RULES

Risk-weighted assets	$ 641	$ 665

Common equity tier 1 capital ratio	15.9%	14.9%

SUPPLEMENTARY LEVERAGE RATIO

Supplementary leverage ratio	5.4%	5.5%
Average Daily VaR (unaudited)[3] $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2024	DECEMBER 31, 2023
RISK CATEGORIES

Interest rates	$ 86	$ 87

Equity prices	29	29

Currency rates	18	18

Commodity prices	17	19

Diversification effect	(63)	(62)

Total	$ 87	$ 91

Goldman Sachs Reports

First Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3

$ in billions

	AS OF

	MARCH 31, 2024	DECEMBER 31, 2023	MARCH 31, 2023
ASSET CLASS
Alternative investments	$ 296	$ 295	$ 268
Equity	713	658	597
Fixed income	1,141	1,122	1,047
Total long-term AUS	2,150	2,075	1,912
Liquidity products	698	737	760
Total AUS	$ 2,848	$ 2,812	$ 2,672

	THREE MONTHS ENDED

	MARCH 31, 2024	DECEMBER 31, 2023	MARCH 31, 2023
Beginning balance	$ 2,812	$ 2,680	$ 2,547
Net inflows / (outflows):
Alternative investments	–	23	1
Equity	1	2	(2)
Fixed income	23	26	9
Total long-term AUS net inflows / (outflows)	24	51	8
Liquidity products	(39)	(37)	49
Total AUS net inflows / (outflows)	(15)	14	57
Acquisitions / (dispositions)	–	(23)	–
Net market appreciation / (depreciation)	51	141	68
Ending balance	$ 2,848	$ 2,812	$ 2,672

Goldman Sachs Reports

First Quarter 2024 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED MARCH 31, 2024
Total shareholders’ equity	$ 117,393
Preferred stock	(11,203)
Common shareholders’ equity	106,190
Goodwill	(5,903)
Identifiable intangible assets	(1,124)
Tangible common shareholders’ equity	$ 99,163

2.	Dealogic – January 1, 2024 through March 31, 2024.

3.

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2023: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets”, (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision”, (iii) efficiency ratio – see “Results of Operations – Operating Expenses”, (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management”, (v) global core liquid assets – see “Risk Management – Liquidity Risk Management”, (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2023: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy”, (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

Represents a preliminary estimate for the first quarter of 2024 for the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR. These may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2024.